      As filed with the Securities and Exchange Commission on July 28, 2000
                                                      Registration No. 333-03548

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           --------------------------

                         POST-EFFECTIVE AMENDMENT NO. 3
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------

                       BIG BUCK BREWERY & STEAKHOUSE, INC.
             (Exact name of registrant as specified in its charter)

           MICHIGAN                           5813                     38-3196031
(State or other Jurisdiction of   (Primary Standard Industrial      (I.R.S. Employer
Incorporation or Organization)     Classification Code Number)   Identification Number)

                           550 SOUTH WISCONSIN STREET
                             GAYLORD, MICHIGAN 49734
                                 (517) 731-0401
 (Address and telephone number, including area code, of registrant's principal executive offices)

                         WILLIAM F. ROLINSKI, PRESIDENT
                       BIG BUCK BREWERY & STEAKHOUSE, INC.
                           550 SOUTH WISCONSIN STREET
                             GAYLORD, MICHIGAN 49734
                                 (517) 731-0401
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:
                         CHRISTOPHER C. CLEVELAND, ESQ.
                             BRETT D. ANDERSON, ESQ.
                             BRIGGS AND MORGAN, P.A.
                                 2400 IDS CENTER
                          MINNEAPOLIS, MINNESOTA 55402
                                 (612) 334-8400

                                 ---------------

                  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED
                SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER
                  THE REGISTRATION STATEMENT BECOMES EFFECTIVE.

                                 ---------------

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: /X/

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

         If this form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /

                           --------------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.

================================================================================

                    SUBJECT TO COMPLETION, DATED JULY 28, 2000

PROSPECTUS

--------------------------------------------------------------------------------
                                2,550,000 SHARES

                       BIG BUCK BREWERY & STEAKHOUSE, INC.

                                  COMMON STOCK
--------------------------------------------------------------------------------

         We are offering and selling 2,550,000 shares of common stock under this prospectus. These shares are issuable upon the exercise of our outstanding Class A Warrants.


         Our common stock is quoted on the Nasdaq SmallCap Market and trades under the symbol "BBUC." On July 27, 2000, the closing price of one share of our stock on the Nasdaq SmallCap Market was $1.5313.

                                ----------------

         NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ----------------


========================================================================== ============ =============
                                                                           PER SHARE    TOTAL (1)
-------------------------------------------------------------------------- ------------ -------------
Price to Warrant Holders.................................................. $8.00        $20,400,000
Underwriting Discounts.................................................... None         None
Proceeds to Big Buck (2).................................................. $8.00        $20,400,000
========================================================================== ============ =============


(1)      Assumes all of the Class A Warrants are exercised.

(2)      Before deducting expenses estimated at $50,000.

                                ----------------

        THE SHARES INVOLVE RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

                                ----------------


               THE DATE OF THIS PROSPECTUS IS _____________, 2000

The information contained in this prospectus is not complete and may be amended. These securities may not be sold until the related registration statement filed with the SEC or any applicable state securities commission becomes effective. This prospectus is not an offer to sell nor is it seeking an offer to buy any securities in any state where the offer or sale is not permitted.

                               PROSPECTUS SUMMARY

         BECAUSE THIS IS A SUMMARY, IT DOES NOT CONTAIN ALL THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE OTHER DOCUMENTS TO WHICH WE REFER YOU, BEFORE YOU DECIDE TO INVEST.

BIG BUCK

         We develop and operate microbrewery restaurants under the name "Big Buck Brewery & Steakhouse-SM-." We currently operate one unit in each of the following cities in Michigan: Gaylord, Grand Rapids and Auburn Hills. We plan to open a fourth unit in Grapevine, Texas, a suburb of Dallas. Scheduled to open in the second half of 2000, this unit will be operated by Buck & Bass, L.P. pursuant to our joint venture agreement with Bass Pro Outdoor World, L.L.C., a premier retailer of outdoor sports equipment.


         We incurred a net loss of approximately $1.3 million, on approximately $13.9 million of revenue, for the fiscal year ended January 2, 2000. We incurred a net loss of approximately $0.4 million, on approximately $3.6 million of revenue, for the three months ended April 2, 2000.


         Big Buck Brewery & Steakhouses offer a casual dining atmosphere featuring moderately priced steaks, ribs, chicken, fish, pasta and other food and a distinctive selection of beers which are microbrewed on site. Each unit features a two-story stainless and copper microbrewery, contained behind glass walls, which serves as an integral part of the restaurant "theme." Big Buck Brewery & Steakhouses feature over ten beers ranging from a light golden ale to a dark full-bodied stout, designed to satisfy the tastes of a broad spectrum of customers.

GENERAL

         We were incorporated under the Michigan Business Corporation Act in November 1993, as Michigan Brewery, Inc. All references to us herein include our subsidiaries, unless otherwise noted. Our executive office is located at 550 South Wisconsin Street, Gaylord, Michigan 49734. Our telephone number is (517) 731-0401.

                                  RISK FACTORS

         BEFORE YOU INVEST IN OUR SHARES, YOU SHOULD BE AWARE THAT THERE ARE VARIOUS RISKS, INCLUDING THOSE DESCRIBED BELOW. YOU SHOULD CONSIDER CAREFULLY THESE RISK FACTORS, THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS AND THE OTHER INFORMATION TO WHICH WE REFER YOU, BEFORE YOU DECIDE TO INVEST.


WE HAVE INCURRED LOSSES AND WE EXPECT TO INCUR SUBSTANTIAL FUTURE LOSSES. THIS MAY PREVENT US FROM RAISING CAPITAL AND CONTINUING OPERATIONS.


         In general, we have experienced operating losses in each quarterly and annual period since inception. We incurred net losses of approximately $1.3 million for the fiscal year ended January 2, 2000, approximately $1.4 million for the fiscal year ended January 3, 1999, and approximately $0.4 million for the three months ended April 2, 2000. As of April 2, 2000, we had an accumulated deficit of $4.7 million. We currently depend upon our three existing units in Michigan for all of our revenues. In connection with our plans to open additional units, we expect to significantly increase our pre-opening expenses. Consequently, we expect to incur significant losses for the foreseeable future. We will need to generate significant increases in our revenues to achieve and maintain profitability. If our revenues fail to grow or grow more slowly than we anticipate, or our operating expenses exceed our expectations, our losses could significantly increase, which would harm our business, operating results and financial condition. In addition, our failure to become and remain profitable may adversely affect the market price of our securities and our ability to raise capital and continue operations.


WE HAVE A LIMITED OPERATING HISTORY AND WE OPERATE ONLY THREE RESTAURANTS, MAKING IT DIFFICULT TO EVALUATE OUR BUSINESS PROSPECTS.



         In May 1995, we opened our first Big Buck Brewery & Steakhouse. To date, we have opened three Big Buck Brewery & Steakhouses. Accordingly, our operations are subject to all of the risks inherent in the establishment of a new business enterprise. The likelihood of our success must be evaluated in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the establishment of a business. We cannot assure you that future operations of any unit will be profitable. Future revenues and profits, if any, will depend upon various factors, including:



         -        the quality of restaurant and brewery operations,



         -        the acceptance of our food and beer, and

         -        general economic conditions.


         We cannot assure you that we will operate profitably or that we will successfully implement our plans to open additional units, in which case we will continue to depend on the revenues of our three existing units in Michigan.



IF WE ARE UNABLE TO OBTAIN ADDITIONAL CAPITAL WHEN REQUIRED, WE WILL BE REQUIRED TO SCALE BACK OR ELIMINATE OUR EXPANSION PLANS AND WE MAY BE REQUIRED TO SCALE BACK OUR OPERATIONS.



         Our ability to execute our business strategy depends on our ability to obtain substantial financing for the development of additional units and continued operations. If additional capital does not become available to us when required, we will be required to scale back or eliminate our expansion plans and we may be required to scale back our operations. We cannot assure you that we will be able to secure additional financing when required, if at all. If we are able to obtain financing, we cannot assure you that it will be on favorable or acceptable terms. To obtain additional financing, we anticipate that we will be required to sell additional equity securities. New investors may seek and obtain substantially better terms than those available to investors purchasing shares in this offering and our issuance of securities in the future may result in substantial dilution.

         Our agreement with Wayne County Employees' Retirement System imposes limitations on our ability to incur additional indebtedness. We agreed that we would not create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any indebtedness, except for indebtedness incurred in the ordinary course of business not to exceed at any time more than $1.5 million in the aggregate. Any such indebtedness, not in the ordinary course of business or in excess of $1.5 million, requires the approval of Wayne County. These restrictions may impede our ability to secure financing for future expansion and continued operations. Our failure to raise capital when needed could have a material adverse effect on our business, operating results and financial condition.



IF WE ARE UNABLE TO ACHIEVE AND MANAGE EXPANSION, WE WILL BE FORCED TO RELY UPON OUR THREE EXISTING RESTAURANTS FOR ALL OF OUR REVENUES.


         We are currently developing the fourth Big Buck Brewery & Steakhouse in Grapevine, Texas, a suburb of Dallas. Through June 1, 2000, we had contributed approximately $2.3 million to the limited partnership which will own and operate the Grapevine unit. In addition to the availability of adequate financing, successful expansion of our operations will depend upon a variety of factors, some of which are currently unknown or beyond our control, including:

         - customer acceptance of Big Buck Brewery & Steakhouses and Big Buck Beer-Registered Trademark-,

         - the ability of our management to identify suitable sites and to negotiate purchases of such sites,

         - the ability of our management to secure future joint venture agreements or other methods of financing,

         -        timely and economic development and construction of our units,

         -        timely approval from local governmental authorities,

         -        our hiring of skilled management and other personnel,

         - the ability of our management to apply its policies and procedures to a larger number of units,

         -        our general ability to successfully manage growth, and

         -        the general state of the economy.

         We cannot assure you that we will be able to open the Grapevine unit or any additional units.


WE MAY BE UNABLE TO REPAY CURRENT MATURITIES OF EXISTING INDEBTEDNESS, FORCING US TO LIQUIDATE ALL OR A PORTION OF OUR ASSETS.



         Without additional financing, our leveraged position and requirements for payments to Wayne County may require us to liquidate all or a portion of our assets. We had working capital deficits of approximately $3.9 million at January 2, 2000, approximately $2.0 million at January 3, 1999 and approximately $0.2 million at April 2, 2000. We have outstanding indebtedness to Wayne County aggregating $7.5 million. Of such amount, approximately $1.6 million must be repaid in full by October 2000. The remaining approximately $5.9 million must be repaid in full by February 2003.



         We granted the following security interests to Wayne County in connection with the February 2000 financing:



         - a pledge of our limited partnership interest in Buck & Bass, L.P.,



         - a pledge of our shares of the issued and outstanding common stock of BBBP Management Company, and



         - a security interest, assignment or mortgage, as applicable, in our interest in all assets (now or hereafter owned), ownership interests, licenses, and permits, including, without limitation, a mortgage encumbering the Gaylord site and Auburn Hills site.



We also granted to Wayne County a right of first refusal pursuant to which Wayne County may, for so long as the approximately $5.9 million convertible note is outstanding or Wayne County owns more than 15% of our common stock, elect to purchase securities offered by us, within 45 days of the receipt of notice by Wayne County, at the same price and on the same terms and conditions as are offered to a third party.

         In the event of a default which is not waived under our agreement with Wayne County, our assets would be at risk. We cannot assure you that we will be able to repay or refinance our indebtedness to Wayne County.



OUR INTEREST IN THE GRAPEVINE UNIT MAY BE REDUCED OR ELIMINATED BY BASS PRO.



         We plan to operate the Grapevine unit, which is currently under construction, pursuant to a joint venture agreement with Bass Pro. Through June 1, 2000, we had contributed approximately $2.3 million to the limited partnership which will own and operate the Grapevine unit. We may be required to contribute up to an additional $3.2 million, upon ten business days notice, to complete construction of the Grapevine unit. If funds are not available when required by the joint venture, we may be in material default under the joint venture agreement. A material default by us under the joint venture agreement entitles Bass Pro to purchase our interest in the joint venture at 40% of book value, thereby eliminating our interest in the Grapevine unit. Further, Bass Pro has the right to purchase up to 15% of our interest in the joint venture, at 100% of our original cost, within 24 months of the opening of the Grapevine unit; provided, however, that our interest in the joint venture may not be reduced below 51%. The elimination of our interest in the Grapevine unit would have a material adverse impact on our business, operating results and financial condition.



IF BUCK & BASS IS REQUIRED TO PAY MORE THAN THE MINIMUM ANNUAL BASE RENT FOR THE GRAPEVINE SITE, FUNDS AVAILABLE TO US FOR WORKING CAPITAL AND EXPANSION PLANS WILL BE REDUCED.



         Pursuant to a separate commercial sublease agreement, the limited partnership created by the joint venture leases the Grapevine site from Bass Pro over a 15-year term. The lease may be extended at the sublessee's option for up to seven additional five-year terms. The sublessee is obligated to pay an annual percentage rent in the amount of 5.5% on gross sales less than $11.0 million per year and 6.5% on gross sales in excess of $11.0 million per year (with a minimum annual base rent of $385,000). Bass Pro may terminate in the event of a default which is not cured within the applicable grace period. In March 2000, we agreed with Bass Pro in writing to revise the definition of default under the sublease. As amended, the sublease provides that a default includes, but is not limited to:

         - the sublessee's failure to remain open during all business days,

         - the sublessee's failure to maintain on duty a fully trained service staff,

         - the sublessee's failure to provide high quality food of the type provided at Big Buck's Gaylord unit,

         - the sublessee's failure to achieve gross sales in the first full calendar year immediately following the opening and for each calendar year thereafter of $7.0 million,

         - the sublessee encumbering in any manner any interest in the subleased premises, or

         - the sublessee's failure to conduct full and complete customer surveys no less frequently than each calendar quarter.


         The minimum annual base rent is required whether the Grapevine unit is profitable or not. If the sublessee is required to pay in excess of the minimum annual base rent, the funds available to us for working capital and expansion plans will be reduced. This would have a material adverse impact on our business, operating results and financial condition.

IF WE ARE REQUIRED TO PAY MORE THAN THE MINIMUM ANNUAL BASE RENT FOR THE GRAND RAPIDS OR AUBURN HILLS SITES, FUNDS AVAILABLE TO US FOR WORKING CAPITAL AND EXPANSION PLANS WILL BE REDUCED.



         In April 1997, we sold the Grand Rapids site, including all improvements thereto, to an entity owned by one of our shareholders, Eyde Brothers Development Co., pursuant to a real estate purchase and leaseback agreement for $1.4 million. Pursuant to a separate lease agreement, we lease the Grand Rapids site at a minimum annual base rent of $140,000 and a maximum annual base rent of $192,500 over a ten-year term. In addition to the annual base rent, we are obligated to pay an annual percentage rent in the amount of 5% on gross sales at the site in excess of $2.9 million per year. In March 2000, the lease was amended to adjust the gross sales level over which annual percentage rent is payable to $1.5 million per year.



         In August 1997, we entered into a real estate purchase and leaseback agreement providing for the sale of the Auburn Hills site to one of our shareholders, Michael G. Eyde, for $4.0 million. In connection with this transaction, we granted a five-year stock option, exercisable at $5.00 per share, for 50,000 shares of our common stock to Mr. Eyde. We lease the Auburn Hills site pursuant to a separate lease agreement which provides for a minimum annual base rent of $400,000, and a maximum annual base rent of $550,000, over a 25-year term. In addition to the annual base rent, we are obligated to pay an annual percentage rent of 5.25% of gross sales at the site in excess of $8.0 million per year. We were required to pay Mr. Eyde annual percentage rent of $46,000 based upon annual gross sales for the first year of the lease term. Annual gross sales for the second year of the lease term did not exceed $8.0 million.


         The Grand Rapids and Auburn Hills lessors may terminate in the event of a default which is not cured within the applicable grace period. A default is defined as (a) our failure to make a rental payment within 30 days after receipt of written notice that a payment is past due or (b) our failure to perform our obligations under the lease, other than rent payments, within 30 days after written notice of a curable violation; provided, however, that if such default cannot be cured within the 30-day period, a default will be deemed to have occurred only if we have failed to commence a cure within such 30-day period.


         Annual percentage rent is required whether the Grand Rapids and Auburn Hills units are profitable or not. If we are required to pay annual percentage rent, the funds available to us for working capital and development plans will be reduced.

IF WE ARE REQUIRED TO REPURCHASE THE GRAND RAPIDS OR AUBURN HILLS SITE AND CANNOT DO SO, WE WOULD BE UNABLE TO CONTINUE OPERATING SUCH UNIT.



         If annual gross sales do not exceed $1.5 million for any year of the lease term, commencing April 2000, the lessor of the Grand Rapids site could require us to repurchase such site for $1.4 million, plus $70,000 for each lease year on a pro rata basis. The lessor of the Grand Rapids site also has the option to require us to repurchase the Grand Rapids site after the seventh full lease year for the same price.



         In the event that annual gross sales do not exceed $8.0 million for any two consecutive years during the lease term, the lessor of the Auburn Hills site could require us to repurchase the Auburn Hills site for $4.0 million, plus $200,000 for each lease year on a pro rata basis. Independent of annual gross sales, the lessor has the option to require us to repurchase the Auburn Hills site for the same price for a limited period of time. In February 2000, we amended the lease agreement with the lessor to provide that such right may be exercised by the lessor prior to the expiration of the fourth full lease year and that the lessor may require us to issue our common stock (valued at $4.00 per share) in payment of such repurchase price.



          If annual percentage rent is not required over one year at Grand Rapids, we may be forced to repurchase such site at a premium over its sale price. If annual percentage rent is not required over two consecutive years at Auburn Hills, we may be forced to repurchase such site at a premium over its sale price. If either lessor elects to exercise his option to require us to repurchase the site independent of annual gross sales, we would be forced to repurchase such site at a premium over its sale price. We cannot assure you that we will have sufficient funds to repurchase the Grand Rapids site or the Auburn Hills site. If we are required to repurchase either site and cannot do so, it would have a material adverse impact on our business, operating results and financial condition.



WE MAY BE UNABLE TO COMPETE WITH LARGER, BETTER ESTABLISHED RESTAURANT COMPETITORS.



         The restaurant industry is highly competitive with respect to price, service, food quality (including taste, freshness, and nutritional value) and location. New restaurants have a high failure rate. New restaurants generally experience a decline in revenue growth, or in actual revenues, following a period of excitement which accompanies their opening. The restaurant industry is also generally affected by changes in consumer preferences, national, regional and local economic conditions, and demographic trends. The performance of individual restaurants may also be affected by factors such as traffic patterns, demographic considerations, and the type, number and location of competing restaurants. In addition, factors such as inflation, increased food, labor and employee benefit costs, and the lack of availability of experienced management and hourly employees may also adversely affect the restaurant industry in general and our units in particular. Restaurant operating costs are further affected by increases in the minimum hourly wage, unemployment tax rates and similar matters over which we have no control. We face numerous well-established competitors, including national, regional and local restaurant chains, possessing substantially greater financial, marketing, personnel and other resources than we do. We also compete with a large variety of locally owned restaurants, diners and other establishments that offer moderately priced food to the public and with other microbrewery restaurants in a highly competitive microbrewery and brewpub restaurant market. Other restaurants and companies could utilize the Big Buck Brewery & Steakhouse format or a related format. We cannot assure you that we will be able to respond to various competitive factors affecting the restaurant industry.



WE MAY BE UNABLE TO COMPETE WITH LARGER, BETTER ESTABLISHED COMPETITORS IN THE BREWING INDUSTRY.


         The domestic beer market is highly competitive due to:

         - the enormous advertising and marketing expenditures by national and major regional brewers,

         - the continuing proliferation of microbreweries, regional craft breweries, brewpubs and other small craftbrewers,

         - the introduction of fuller-flavored products by certain major national brewers, and

         - a general surplus of domestic brewing capacity, which facilitates existing contract brewer expansion and the entry of new contract brewers.

Although domestic demand for craftbrewed beers has increased dramatically over the past decade, we cannot assure you that this demand will continue. We anticipate intensifying competition in the craftbrewed and fuller-flavored beer markets. Most of our brewing competitors possess financial, marketing, personnel and other resources substantially greater than ours, and we cannot assure you that we will be able to succeed against intensified competition in the craftbrewed and fuller-flavored beer markets.


IF WE EXPERIENCE DIFFICULTY OPERATING BREWERIES AT SEPARATE UNITS, OUR EXPENSES MAY INCREASE AND CONSUMERS MAY NOT ACCEPT OUR BEERS.



         Our strategy includes operating a brewery at each unit. Successful operation of separate breweries will require us to overcome various organizational challenges such as increasing and maintaining production and establishing and maintaining quality control over numerous geographically separated units.



A CONTAMINATION PROBLEM IN OUR PRODUCTS COULD SERIOUSLY DAMAGE OUR REPUTATION AND MATERIALLY DECREASE OUR REVENUES.


         Our brewing operations are subject to certain hazards and liability risks faced by all brewers, such as potential contamination of ingredients or products by bacteria or other external agents that may be wrongfully or accidentally introduced into products or packaging. Our products are not pasteurized. While we have never experienced a contamination problem in our products, the occurrence of such a problem could result in a costly product recall and serious damage to our reputation for product quality. Our operations are also subject to certain injury and liability risks normally associated with the operation and possible malfunction of brewing and other equipment. Although we maintain insurance against certain risks under various general liability and product liability insurance policies, we cannot assure you that our insurance will be adequate.


OUR OPERATIONS DEPEND UPON OBTAINING AND MAINTAINING GOVERNMENTAL LICENSES AND PERMITS REQUIRED FOR BREWING BEER AND SELLING WINE AND BEER.



         A significant percentage of our revenue is derived from beer and wine sales. On-site sales of beer and wine, including gift shop sales, accounted for 19.3% of revenues and off-site sales of beer accounted for an additional 0.8% of revenues during 1999. We must comply with federal licensing requirements imposed by the Bureau of Alcohol, Tobacco and Firearms of the United States Department of Treasury, as well as the licensing requirements of states and municipalities where its units are, or will be, located. Our failure to comply with federal, state or local regulations could cause our licenses to be revoked and force us to cease brewing and selling our beer or producing and selling our wine. Typically, licenses must be renewed annually and may be revoked or suspended for cause at any time.

STATE LIQUOR LAWS MAY IMPEDE OUR GROWTH WITHIN AND OUTSIDE MICHIGAN, LIMITING OUR FUTURE REVENUES.



         We are licensed under Michigan law as a "microbrewery." A microbrewery in Michigan is limited to the production of not more than 30,000 barrels of beer per year by all breweries owned or controlled by the same entity, whether within or outside Michigan. Without a change in current law, we intend to limit our sales of beer off-site so as to reserve our brewing capacity for sales of beer on-site, which provide us substantially higher margins, but do not reach the same customer base. We cannot assure you that legislation raising the barrelage ceiling will pass, that any such legislation will pass in a form which would facilitate our expansion plans, or that, if such legislation is not passed, we will be able to become licensed to brew in excess of 30,000 barrels of beer per year.



         Additionally, state liquor laws may prevent or impede our expansion into certain markets. While we have not experienced and do not anticipate any significant problems in obtaining required licenses, permits or approvals, any difficulties, delays or failures in obtaining such required licenses, permits or approvals could delay or prevent the opening of a unit in a particular area. In addition, changes in a jurisdiction's legislation, regulations or administrative interpretations of liquor laws after the opening of a unit may prevent or hinder our expansion or operations in that jurisdiction or increase operating costs.



IF WE ARE UNABLE TO COMPLY WITH APPLICABLE RESTAURANT REGULATIONS, WE WILL BE UNABLE TO OPERATE; COMPLIANCE WITH SUCH REGULATIONS MAY INCREASE OUR OPERATING EXPENSES.


         The restaurant industry is subject to numerous federal, state and local government regulations, including those relating to the preparation and sale of food and to building and zoning requirements. We are subject to regulation by air and water pollution control divisions of the Environmental Protection Agency of the United States and by certain states and municipalities in which our units are, or will be, located. We are also subject to laws governing our relationship with employees, including minimum wage requirements, overtime, working and safety conditions and citizenship requirements. Restaurant operating costs are affected by increases in the minimum hourly wage, unemployment tax rates, sales taxes and similar matters, such as any government mandated health insurance, over which we have no control.


WE MAY FACE LIABILITY UNDER DRAM-SHOP LAWS.


         We are subject to "dram-shop" laws in Michigan and will be subject to such statutes in other states into which we expand. These laws generally provide someone injured by an intoxicated person the right to recover damages from the establishment which wrongfully served alcoholic beverages to such person. We carry liquor liability coverage as part of our existing comprehensive general liability insurance. However, a judgment against us under a dram-shop statute in excess of our liability coverage could have a material adverse effect on us.


WE MUST PAY FEDERAL AND STATE EXCISE TAXES ON OUR BEER AND WINE; WE MAY BE UNABLE TO RETAIN OUR SMALL BREWER'S TAX CREDITS WHICH HELPS US TO OFFSET PART OF SUCH TAXES.


         The federal government imposes an excise tax of $18.00 on each barrel of beer produced for domestic consumption in the United States. However, each brewer with production under 2,000,000 barrels per year is granted a small brewer's excise tax credit in the amount of $11.00 per barrel on its first 60,000 barrels produced annually. We cannot assure you that the federal government will not reduce or eliminate this credit. If our production increases to amounts over 60,000 barrels per year, our average federal excise tax rate will increase. Michigan imposes an excise tax of $6.30 per barrel on each barrel of beer sold in Michigan. However, each brewer which is a "microbrewery" under Michigan law, an entity with production of not more than 30,000 barrels per year, is granted a microbrewer's excise tax credit in the amount of $2.00 per barrel. If our production increases to amounts over 30,000 barrels per year, our average Michigan excise tax rate will increase. Upon opening of the Grapevine unit, Buck & Bass, L.P. will become subject to exercise taxes under Texas law. Excise taxes in Texas are $6.14 per barrel for ale and malt liquor, and $6.00 per barrel for beer. However, Texas grants a 25% tax exemption for manufacturers of beer whose annual production in Texas does not exceed 75,000 barrels of beer per year. As a result, Buck & Bass, L.P. believes it will face an effective excise tax of $4.50 per barrel for beer. If production of beer increases to an amount over 75,000 barrels per year in Texas, the average Texas excise tax rate of Buck & Bass, L.P. will increase. We are also subject to federal and state excise taxes on the wine we sell in our Michigan units.

         Other states and municipalities into which we may expand also impose excise or other taxes or special charges on alcoholic beverages in varying amounts, which amounts are subject to change. It is possible that the rate of excise taxation could be increased by either federal or state governments, or both. Increased excise taxes on alcoholic beverages have been considered by the federal government as an additional source of tax revenue in connection with various proposals and could be included in future legislation. Future increases in excise taxes on alcoholic beverages, if enacted, could adversely affect our business, operating results and financial condition.

THE LOSS OF KEY PEOPLE, INCLUDING WILLIAM F. ROLINSKI, GARY J. HEWETT AND ANTHONY P. DOMBROWSKI, COULD ADVERSELY AFFECT US.

         Our future success will depend in large part upon the continued service of its key management personnel, including William F. Rolinski, Gary J. Hewett and Anthony P. Dombrowski. Given our limited operating history, we depend on our ability to identify, hire, train and motivate qualified personnel necessary to enable us to continue operations. We do not have key person life insurance policies on any of our employees. The departure of key employees could have a material adverse effect on our business, operating results and financial condition. Our success will also depend upon our ability to attract and retain qualified people, including additional management personnel. We cannot assure you that our current employees will continue to work for us or that we will be able to obtain the services of additional personnel necessary for our growth. To date, we have not entered into any agreements providing for the continued employment of our personnel.

IF WE DO NOT MAINTAIN OUR NASDAQ LISTING, YOU MAY HAVE DIFFICULTY RESELLING YOUR SHARES.

         Our common stock, Class A Warrants and units are currently listed on the Nasdaq SmallCap Market. We cannot assure you that an active public market will develop or be sustained for any of our securities. In addition, if any of our securities do not continue to trade on the Nasdaq SmallCap Market, the securities would become subject to certain rules of the SEC relating to "penny stocks." Such rules require broker-dealers to make a suitability determination for purchasers and to receive the purchaser's prior written consent for a purchase transaction, thus restricting the ability to purchase or sell the securities in the open market.


WE MAY REDEEM OUR OUTSTANDING CLASS A WARRANTS, CAUSING YOU TO LOSE YOUR RIGHT TO EXERCISE SUCH WARRANTS.



         We may redeem our outstanding Class A Warrants at any time for $0.01 per warrant, on 30 days prior written notice, if the high closing bid price of our common stock exceeds $9.00 per share, subject to customary antidilution adjustments, for 20 consecutive trading days. If the Class A Warrants are redeemed, those warrant holders will lose their right to exercise the warrants except during such 30-day redemption period. Redemption of the Class A Warrants could force the holders to exercise the warrants at a time when it may be disadvantageous for the holders to do so or to accept the redemption price of $0.01 per warrant.


MICHIGAN LAW LIMITS YOUR ABILITY TO PURCHASE SHARES OF OUR STOCK.


         The Michigan Liquor Control Code and our Restated Articles of Incorporation prohibit the acquisition of ten percent or more of our outstanding common stock without the prior approval of the Michigan Liquor Control Commission. Further, no person may acquire any of our outstanding common stock in violation of the Michigan Liquor Control Code, as it may be amended from time to time. If a person holds our common stock in violation of either of the above restrictions, we may redeem such person's securities holdings at any time by action of our board of directors. Redemption could force such disqualified holders to sell their shares back to us at a time when it may be disadvantageous to do so.


OUR MANAGEMENT POSSESSES SIGNIFICANT CONTROL WHICH COULD REDUCE YOUR ABILITY TO RECEIVE A PREMIUM FOR YOUR SHARES THROUGH A CHANGE IN CONTROL.

         As of April 2, 2000, our officers and directors beneficially owned approximately 46% of our outstanding common stock. Accordingly, such persons can exert substantial influence over the composition of our board of directors and generally direct our affairs and may have the power to control the outcome of shareholder approvals of business acquisitions, mergers and combinations and other actions. We are also subject to Michigan statutes regulating business combinations and restricting voting rights of certain persons acquiring shares of common stock which may hinder or delay a change in control.

FLUCTUATIONS IN OUR OPERATING RESULTS MAY RESULT IN DECREASES IN OUR STOCK
PRICE.


         Our sales and earnings are expected to fluctuate based on seasonal patterns. Based on our existing units, we anticipate that our highest earnings will occur in the second and third calendar quarters due to the milder climate during those quarters in Michigan. We believe, however, that future expansion into markets outside Michigan, if any, will mitigate the effect of seasonality on our business. Quarterly results in the future are also likely to be substantially affected by the timing of new unit openings. Because of the effect of seasonality on our business and the impact of new unit openings, results for any quarter are not necessarily indicative of the results for a full fiscal year.

YOU MAY NOT BE ABLE TO SELL OUR STOCK AT THE SAME PRICE AT WHICH YOU PURCHASE IT DUE TO SIGNIFICANT VOLATILITY IN OUR STOCK PRICE.


         The market price of our common stock has been subject to significant fluctuations in response to numerous factors, including:



         - variations in our annual or quarterly financial results or those of our competitors,



         - changes by financial research analysts in their estimates of our earnings or those of our competitors,



         - conditions in the economy in general or in the brewing industry in particular,



         -        unfavorable publicity, and



         - changes in applicable laws and regulations, or judicial or administrative interpretations thereof, affecting us or the brewing industry.



During 1999, our common stock ranged from a high of $3.1875 on January 27, 1999 and January 28, 1999, to a low of $1.25 on October 12, 1999 and December 29, 1999. During the first six months of 2000, our common stock ranged from a high of $2.875 on February 7, 2000, to a low of $1.5625 on June 6, 2000. We cannot assure you that purchasers of our securities will be able to sell such securities at or above the prices at which they were purchased.


THE SALE OF ADDITIONAL SHARES MAY BE DILUTIVE TO EXISTING SHAREHOLDERS.

         We had 5,405,481 shares of common stock outstanding as of April 2, 2000, and had warrants, stock options, convertible debt and other rights outstanding to purchase an additional 9,730,282 shares of common stock, exercisable at prices ranging from approximately $1.47 to $8.00 per share. We have also registered certain shares of our common stock for resale on the public market. The sale of such shares, and the sale of additional shares which may become eligible for sale in the public market from time to time upon the exercise of warrants, stock options, convertible debt and other rights, may be dilutive to existing shareholders and could have the effect of depressing the market price of our common stock.

SPECIAL NOTE REGARDING OUR FORWARD-LOOKING STATEMENTS.

         This document and the documents incorporated herein by reference contain various forward-looking statements within the meaning of Section 21E of the Exchange Act. Although we believe that, in making any such statement, our expectations are based on reasonable assumptions, any such statement may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. When used in this document and the documents incorporated herein by reference, the words "anticipates," "believes," "expects," "intends," "plans," "estimates" and similar expressions, as they relate to us or our management, are intended to identify such forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those anticipated. Factors that could cause actual results to differ materially from those anticipated, certain of which are beyond our control, are set forth herein under the caption "Risk Factors."

         Our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking statements. Accordingly, we cannot be certain that any of the events anticipated by forward-looking statements will occur or, if any of them do occur, what impact they will have on us. We caution you to keep in mind the cautions and risks described herein and to refrain from placing undue reliance on any forward-looking statements, which speak only as of the date of the document in which they appear.

                                 USE OF PROCEEDS

         If all of the Class A Warrants are exercised, we expect to receive net proceeds of approximately $20,350,000. We intend to use such net proceeds as follows:

                                                                   PERCENTAGE OF
USE OF NET PROCEEDS                        DOLLAR AMOUNT           NET PROCEEDS
-------------------                        -------------           ------------
New Restaurant Construction                  $11,150,000                 54.8%
Repurchase of Auburn Hills Unit               $4,600,000                 22.6%
Working Capital                               $3,000,000                 14.7%
Repurchase of Grand Rapids Unit               $1,600,000                  7.9%
         Total                               $20,350,000                100.0%

         We plan to use approximately $11.2 million of the net proceeds from the exercise of the Class A Warrants for the development and opening of new Big Buck Brewery & Steakhouses. We intend to obtain real estate financing or landlord contributions for a portion of the cost of developing and opening such microbrewery restaurants. We currently estimate that the cost of developing and opening each microbrewery restaurant, including equipment, furniture, fixtures, pre-opening expenses and leasehold improvements, if such units are leased, will range from approximately $4.0 million to $9.0 million, depending upon the locations, site conditions, construction costs, sizes and types of units built or leased. We cannot assure you that we will be able to develop and open additional Big Buck Brewery & Steakhouses at such costs or obtain the necessary financing on terms favorable to us. In addition, we will alter our expansion plans absent the enactment of an amendment to current Michigan law. We anticipate using approximately $4.6 million of the net proceeds to repurchase the Auburn Hills Unit from its current owner. We expect to use approximately $3.0 million of the net proceeds for working capital purposes. We also anticipate using approximately $1.6 million of the net proceeds to repurchase the Grand Rapids Unit from its current owner.

         Pending the use of the net proceeds for the above purposes, we intend to invest such funds in short-term bank deposits, United States government securities and other short-term investment-grade securities.

                              PLAN OF DISTRIBUTION


         The common stock issuable upon the exercise of the Class A Warrants is distributed when, as and if such warrants are exercised by the holders. We may solicit the exercise of the Class A Warrants at any time. We may redeem the Class A Warrants, on 30 days written notice, if the market price of our common stock exceeds $9.00 per share, subject to customary antidilution adjustments, for any 20 consecutive trading days. We may also change the exercise price and extend the expiration date of the Class A Warrants. In May 2000, we extended the expiration date of the Class A Warrants through 5:00 p.m. (CST) on December 13, 2001.


                                  LEGAL MATTERS

         For purposes of this offering, Briggs and Morgan, Professional Association, is giving its opinion on the validity of the shares.

                                     EXPERTS

         The financial statements as of January 2, 2000, and for the fiscal year then ended, incorporated by reference in this prospectus, have been audited by Plante & Moran, LLP, independent public accountants, as indicated in their report with respect thereto. Such financial statements are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing.

         The financial statements as of January 3, 1999, and for the year then ended, incorporated by reference in this prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to documents we file with the SEC. The information incorporated by reference is considered to be part of this prospectus. Information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we sell all of the shares covered by this prospectus:

         (a) Annual report on Form 10-KSB for the year ended January 2, 2000;

         (b) Quarterly report on Form 10-QSB for the quarter ended April 2, 2000;

         (c) Description of our units (each consisting of one share of common stock and one redeemable Class A Warrant to purchase one share of common stock) and our common stock contained in our registration statement on Form 8-A/A (File No. 000-20845) filed on June 8, 2000;

         (d) Current reports on Form 8-K filed on January 4, 2000 and May 26, 2000; and

         (e)      Definitive Schedule 14A (proxy statement) filed on October 26,
                  1999.

         This prospectus is part of a registration statement we filed with the SEC. You may request a copy of the registration statement or any of the above filings, at no cost, by writing or telephoning our Chief Financial Officer at the following address:

                                   Big Buck Brewery & Steakhouse, Inc.
                                   550 South Wisconsin Street
                                   Gaylord, Michigan 49734
                                   (517) 731-0401

================================================================================


         UNTIL __________, 2000, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


         YOU SHOULD RELY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS DOCUMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS DOCUMENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY ANY SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                              ---------------------

                                TABLE OF CONTENTS

                              ---------------------

                                                     PAGE
                                                     ----
Prospectus Summary....................................  2
Risk Factors..........................................  3
Use of Proceeds....................................... 12
Plan of Distribution.................................. 12
Legal Matters......................................... 12
Experts............................................... 12
Where You Can Find More Information................... 13

                                2,550,000 SHARES

                               BIG BUCK BREWERY &
                                STEAKHOUSE, INC.

                                  COMMON STOCK

                              --------------------

                                   PROSPECTUS

                              --------------------





                              ______________, 2000

================================================================================

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the various expenses payable by us in connection with the sale and distribution of the shares being registered. All amounts shown are estimates, except the registration fee.

         SEC registration fee.....................................................................    $ 7,773*
         Legal fees and expenses..................................................................     20,000
         Accounting fees and expenses.............................................................     15,000
         Blue sky and related fees and expenses...................................................      2,500
         Miscellaneous (including listing fees, if applicable)                                          4,727
                                                                                                     --------
              Total...............................................................................   $ 50,000
                                                                                                     ========

         -----------------
         *Previously paid.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Article V, Section 3 of our Bylaws generally provides that we will indemnify our directors and officers to the fullest extent authorized or permitted under the Michigan Business Corporation Act and that we will make advancements of expenses at the request of a director or officer. The Michigan Business Corporation Act authorizes a corporation, under certain circumstances, to indemnify its directors and officers (including to reimburse them for expenses incurred). Reference is made to Exhibit 4.2 of this Registration Statement for the complete text of our Bylaws.

         Our Restated Articles of Incorporation generally limit the personal liability of directors for monetary damages for breaches of fiduciary duty. If a director were to breach such duty in performing his or her duties as a director, neither we nor our shareholders could recover monetary damages from the director, and the only course of action available to our shareholders would be equitable remedies, such as an action to enjoin or rescind a transaction involving a breach of fiduciary duty. To the extent claims against directors are limited to equitable remedies, the provision in our Restated Articles of Incorporation may reduce the likelihood of derivative litigation and may discourage shareholders or management from initiating litigation against directors for breach of their fiduciary duty. Under our Restated Articles of Incorporation, liability for monetary damages remains for (i) any breach of duty of loyalty to us or our shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) violations of Section 551(1) of the Michigan Business Corporation Act, (iv) any transaction from which the director derived an improper personal benefit or (v) any act or omission that occurred before the effective date of this provision of the Restated Articles of Incorporation. Reference is made to Exhibit 4.1 of this Registration Statement for the complete text of our Restated Articles of Incorporation.

         Michigan corporations are also authorized to obtain insurance to protect directors and officers from certain liabilities, including liabilities against which corporations cannot indemnify their directors and officers.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES



Exhibit
Number            Description
------            -----------
4.1               Restated Articles of Incorporation (incorporated by reference to Big Buck's Current Report on Form 8-K, filed on October 3,
                  1997 (File No. 0-20845)).

4.2               Amended and Restated Bylaws.*


                                      II-1

4.3               Specimen Form of Big Buck's Common Stock Certificate.*

4.4 Form of Warrant Agreement (including specimen Class A Warrant certificate).*

4.5               Amendment to Warrant Agreement (including specimen Class A
                  Warrant certificate).*

5                 Opinion of Briggs and Morgan, Professional Association.*

23.1 Consent of Briggs and Morgan, Professional Association (filed as part of Exhibit 5).

23.2              Consent of Independent Public Accountants.*

23.3              Consent of Arthur Andersen LLP.*

24                Power of Attorney.*


--------------------------
*        Previously filed.

ITEM 17.  UNDERTAKINGS


         The small business issuer will:



         (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:



                  (i) Include any prospectus required by Section 10(a)(3) of the Securities Act.



                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.



                  (iii) Include any additional or changed material information on the plan of distribution.



provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required in a post-effective amendment incorporated by reference from period reports filed by the small business issuer under the Exchange Act.



         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial BONA FIDE offering.



         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.



         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers, and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer, or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gaylord and State of Michigan, on July 28, 2000.


                                 BIG BUCK BREWERY & STEAKHOUSE, INC.

                                 By  /s/ William F. Rolinski
                                   ---------------------------------------------
                                          William F. Rolinski
                                          President and Chief Executive Officer



         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on the dates and in the capacities indicated.


               Signature                                          Title                                 Date
               ---------                                          -----                                 ----
        /s/ William F. Rolinski         President, Chief Executive Officer and Chairman             July 28, 2000
--------------------------------------  (Principal Executive Officer)
          William F. Rolinski


       /s/ Anthony P. Dombrowski        Chief Financial Officer and Treasurer (Principal            July 28, 2000
--------------------------------------  Financial Officer and Principal Accounting Officer)
         Anthony P. Dombrowski

                   *                    Chief Operating Officer, Executive Vice President and
--------------------------------------  Director
            Gary J. Hewett

                   *                    Director
--------------------------------------
            Thomas McNulty


                   *                    Director
--------------------------------------
            Joseph W. Muer


                                      II-4

               Signature                                          Title                                 Date
               ---------                                          -----                                 ----
                   *                    Director
--------------------------------------
         Blair A. Murphy, D.O.

                   *                    Director
--------------------------------------
           Henry T. Siwecki

                   *                    Director
--------------------------------------
          Dennis B. Sullivan

                                        Director
--------------------------------------
          Casimer I. Zaremba


* By /s/ William F. Rolinski                                                                        July 28, 2000
    ------------------------
          William F. Rolinski
          Attorney-in-fact


                                      II-5